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                                                                  EXHIBIT (a)(1)

                  TO:    [ALL ACTIVE OPTION HOLDERS BY NAME]

                  FROM:  PAUL REILLY

                  DATE:  FEBRUARY 25, 2002

                  SUBJ:  STOCK OPTION EXCHANGE OFFER
                  ______________________________________________________________
                  __________________________

                  The success of our business depends on our people. We are therefore committed to making Korn/Ferry the best possible working environment. A key element of this equation is compensation, and stock options have represented a key element of our compensation program. Executive management and the Board recognize that much of the perceived value of previously granted options has been lost due to the recent decline in our stock price. As a result, we have been active in pursuing potential solutions to this issue with the intent of restoring the incentive associated with previously granted options as a means to drive shareholder value.

                  I am pleased to announce that our Board of Directors has approved a stock option/SAR exchange program with the objective of increasing the incentive associated with previously granted options and SARs. The program is entirely voluntary and has the following key features:

                    . All employees who are option and SAR holders, with the exception of executive management and members of our Board of Directors, will be given the opportunity to have certain of their existing options canceled and in return receive a new option or SAR grant at a future date provided they are still employees of the firm on the date of the new grant. A delay in the grant of the replacement options of at least six months and a day is needed to avoid negative accounting charges for the firm.

                    .    All options/SARs with exercise prices over $13.00
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               will be eligible for the program.

          . The number of shares subject to the new option/SAR grant will be based on an "exchange ratio" determined by the exercise price of the canceled option/SAR. Cancellation of options/SARs with lower exercise prices will result in a larger new grant than those with higher exercise prices. This is because the potential future value of an existing option/SAR with a lower exercise price is greater than one with a higher exercise price. The exchange ratios that will be used to determine new grants are as follows:

                     Exercise Price Range                  Exchange Ratio
                         $13.00 and below                   Not eligible
                         $13.01 - $15.00                        1.50
                         $15.01 - $20.00                        1.75
                         $20.01 - $25.00                        2.50
                         $25.01 - $30.00                        3.00
                         $30.01 and above                       3.50

               For example, if someone decides to cancel 1,000 options/SARs with an exercise price of $16.04 (the exercise price of the FY01 Performance Options), they would receive a grant of 571 new options/SARs (1,000 divided by the exchange ratio of 1.75 and rounded to the nearest whole number) at least six months and a day following the cancellation date of the old option.

          . The new option/SAR will have an exercise price equal to the closing market price of Korn/Ferry stock on the date the new grant is issued. To receive the new grant, an individual must be an active employee of the firm on the date the new options/SARs grants are issued.

          . The vesting of new options/SARs granted under the program will depend on the vesting status of the cancelled options/SARs. Specifically, new grants associated with the cancellation of options/SARs that are vested at the time of cancellation will fully vest six months following the new grant. New grants associated with the cancellation of unvested options/SARs will vest in two equal installments one year and two years following the new grant date.
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          .    In most cases, the new options/SARs granted as part of the exchange program will have a term (exercise period) of eight years. New options granted to employees in Switzerland will have a term of 10.5 years in order to address local tax issues. New options granted to replace the $14.00 options granted at the time of the IPO will have a term of four years to reflect the fact that the original term of these options was seven years rather than ten years. Overall, the intent is to have the term of the new options similar to the remaining term of the forfeited options.

     In the near future, each individual holding options or SARs that qualify for the program will be receiving a prospectus describing the program in detail, a report of their current options, and a form on which to indicate if they wish to participate in the program and which options/SARs they wish to cancel. The prospectus also will include a list of questions and answers that should address most of the issues you may have about the program. You only need to return the form if you wish to participate. Note that the deadline to return the form is March 25, 2002. We will cancel the options/SARs designated for exchange by all those who participate in the program on this date. Because of the need to wait at least six months and a day between the cancellation date of existing options and the grant date of the new options, we expect the new grant to be made on Friday, September 27, 2002.

     Again, participation in the option/SAR exchange program is totally voluntary. In a limited number of countries, there are potential tax consequences that should be taken into consideration before deciding to participate. These countries and the related issues, to the best of our knowledge based on a review by Arthur Andersen, will be highlighted in the prospectus.
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          Please note that the program is not without risk. For example, in the event that our stock price significantly increases between the cancellation date of existing options/SARs and the new grant date, you may be better off retaining your existing options/SARs. The risk associated with the program will be more fully described in the prospectus and we urge you to read it carefully before making your decision.

          Also, you should note that to avoid potential negative accounting charges, no new options may be granted to any current employee until the date the replacement options are granted. As a result, the FY02 Performance Options will be granted on the same date as the replacement options resulting from the option exchange program. Except for this delay in the grant date, participation in the exchange program will not in any way affect your FY02 Performance Options.

          The proposed option exchange program provides an innovative means of potentially increasing the incentive associated with our prior option and SAR grants without creating the adverse accounting treatment or regulatory issues associated with an immediate option swap. As noted earlier, the complete details of the program and a set of questions and answers will be contained in a prospectus that is being sent to every employee with eligible options or SARs.

          ______________________________________________________________________
                          __________________________
          KORN/FERRY International has not commenced the offer to exchange referred to in this communication. Upon commencement of such offer, Korn/Ferry will file with the Securities and Exchange Commission a Schedule TO and related exhibits, including the offer to exchange, letter of transmittal and other related documents. Employees of Korn/Ferry who are option/SAR holders are strongly encouraged to read the Schedule TO and related exhibits, including the offer to exchange, letter of transmittal and other related documents, when they become available because they contain important information about the offer. The Schedule TO and related exhibits will be available without charge
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               at the Securities and Exchange Commission website at www.sec.gov and the offer to exchange, letter of transmittal and other related documents will be delivered without charge to all eligible employees of Korn/Ferry who are option/SAR holders. Additional copies of these documents may be obtained without charge by employees of Korn/Ferry who are option/SAR holders by contacting the person specified in these documents.

               _________________________________________________________________
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